UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of 500 West Madison (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On December 16, 2012, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “500 West Madison Owner”), acquired from UST-GEPT Joint Venture, L.P. an office property containing 1,393,435 rentable square feet of office space and 64,289 rentable square feet of retail space located on approximately 2.9 acres of land in Chicago, Illinois (“500 West Madison”). The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”).
The purchase price of 500 West Madison was $425.0 million plus closing costs. The Company funded the acquisition of 500 West Madison with proceeds from the 500 West Madison Mortgage Loan (discussed in Item 2.03 below), proceeds from existing credit facilities and proceeds from the Company’s ongoing initial public offering.
500 West Madison was built in 1987. As of December 1, 2013, 500 West Madison was approximately 93% leased to more than 90 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of 500 West Madison is approximately $30.3 million. The current weighted-average remaining lease term for the tenants is approximately 5.8 years.  The current weighted-average rental rate over the remaining lease term is $25.34 per square foot.
500 West Madison has one tenant that individually occupies more than 10% of the total rentable square feet of the property. The tenant is in the finance industry and is a leading global bank. This tenant occupies 152,089 rentable square feet, or approximately 10% of the total rentable square feet of 500 West Madison. Its lease expires on December 31, 2017, with one five-year extension option, pursuant to which the tenant may renew on a floor-by-floor basis. As of December 1, 2013, the annualized base rent (net of rental abatements) for this tenant was approximately $3.1 million, the remaining lease term was approximately 4.1 years and the average annual rental rate (net of rental abatements) over the remaining lease term was $21.81 per square foot.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On December 16, 2013, in connection with the Company’s acquisition of 500 West Madison, the 500 West Madison Owner entered into a five-year mortgage loan with Wells Fargo Bank, National Association, an unaffiliated lender, for borrowings of up to $255.0 million secured by 500 West Madison (the “500 West Madison Mortgage Loan”). The 500 West Madison Mortgage Loan consists of $215.0 million of term debt, $20.0 million of non-revolving debt (the “First Non-Revolver Tranche”) and another $20.0 million of non-revolving debt (the “Second Non-Revolver Tranche”). At closing, the entire $255.0 million of the 500 West Madison Mortgage Loan was funded. The Company is obligated to pay down and have $20.0 million of availability under the First Non-Revolver Tranche by December 16, 2015 to be used for tenant improvements and leasing commissions, subject to certain terms and conditions contained in the loan documents. Following the repayment of the $20.0 million principal balance outstanding under the First Non-Revolver Tranche, the Company has the right to repay an additional amount of up to $20.0 million of the outstanding principal balance under the Second Non-Revolver Tranche. The Company also has a one-time option to re-borrow all or any portion of the Second Non-Revolver Tranche that was previously repaid, subject to certain terms and conditions contained in the loan documents.
The 500 West Madison Mortgage Loan matures on December 16, 2018, with a one-year extension option, subject to certain conditions and the payment of an extension fee equal to 0.15% of the outstanding principal balance at the time of the extension. The 500 West Madison Mortgage Loan bears interest at a floating rate of 165 basis points over one-month LIBOR during the term of the loan and monthly payments are interest only with the entire balance and all outstanding interest and fees due at maturity, assuming no prior prepayment. The Company entered into an interest rate swap that effectively fixes the interest rate on $215.0 million of the outstanding loan balance at 3.16% effective March 3, 2014 through December 16, 2018. The Company has the right to prepay the principal balance of the loan in full at any time and in part from time to time, subject to the terms of the loan agreement and upon payment to the lender of certain prepayment fees for any prepayment during the first three years of the loan, with the exception of the first $20.0 million prepayment of the First Non-Revolver Tranche and the Second Non-Revolver Tranche.

KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary, is providing a limited guaranty of the 500 West Madison Mortgage Loan with respect to certain potential fees, costs, expenses, losses or damages incurred or suffered by the lender as a result of certain intentional actions committed by the Company, the borrower under the 500 West Madison Mortgage Loan, REIT Properties III, the Advisor and/or any affiliates of the Company or REIT Properties III in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the 500 West Madison Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the borrower under the 500 West Madison Mortgage Loan or REIT Properties III.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before March 1, 2014, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 16, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer